Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

dated

August 20, 2024

by and among

DRIVEIT FINANCIAL AUTO GROUP, INC.

YOTTA ACQUISITION CORPORATION

and

YOTTA Merger Sub Inc.

i

TABLE OF CONTENTS CONTINUED

ii

TABLE OF CONTENTS CONTINUED

Exhibit A –	Form of Company Support Agreements	A-1
Exhibit B –	Form of Parent Support Agreement	B-1
Exhibit C –	Form of Lock-Up Agreement	C-1
Exhibit D –	Form of Forfeiture Agreement	D-1
Exhibit E –	Form of Registration Rights Agreement	E-1
Schedule 6.2(a)	Exclusivity	Sch. 6-2a-1
Schedule 7.5	Lock-Up Agreement Parties	Sch. 7-5-1
Schedule 9.1(b)	Required Consents From Governmental Authorities	Sch. 9-1b-1

iii

MERGER AGREEMENT

This MERGER AGREEMENT, dated as of August 20, 2024 (this “Agreement”), by and among DRIVEiT Financial Auto Group, Inc., a Maryland corporation (the “Company”), Yotta Acquisition Corporation, a Delaware corporation (“Parent”), and Yotta Merger Sub Inc., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S E T H:

A. The Company is in the business of operating electronic vehicle superstores that supports customers’ entire electronic vehicle experience by providing comprehensive solutions for customers, including financing and all after sales needs of warranty, service, and parts (as conducted or proposed to be conducted by the Company, the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C. Merger Sub is a newly formed entity and is a wholly-owned subsidiary of Parent;

D. Upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), as applicable, as part of an integrated transaction with the formation of Merger Sub, Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor and certain other stockholders of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting;

G. In connection with the transactions contemplated by this Agreement, certain investors will enter into a securities purchase agreement (the “2024 Bridge Financing Agreement”), pursuant to which, among other things, such investors will agree to purchase (a) upon the execution of the 2024 Bridge Financing Agreement, up to an aggregate of $2,000,000 in one or more convertible promissory notes of the Company (collectively, the “2024 Bridge Financing Notes”), (b) on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, up to an aggregate of $50,000,000 in Parent Preferred Stock (such aggregate amount described in clauses (a) and (b), the “2024 Bridge Financing Commitment”) and (c) on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, the issuance of certain bridge warrants of Parent exercisable for Parent Common Stock (“Bridge Warrants”) (the financing contemplated by clause (a), (b) and (c), collectively, the “2024 Bridge Financing”), in each case, on the terms and subject to the conditions set forth in the 2024 Bridge Financing Agreement;

H. For U.S. federal income Tax purposes, the parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3; and

I. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved in the case of the Parent, to recommend that their stockholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“2024 Bridge Financing” has the meaning set forth in the Recitals to this Agreement.

“2024 Bridge Financing Agreement” has the meaning set forth in the Recitals to this Agreement.

“2024 Bridge Financing Commitment” has the meaning set forth in the Recitals to this Agreement.

“2024 Bridge Financing Note” has the meaning set forth in the Recitals to this Agreement.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding, arbitration, notice of violation or citation received, or other proceeding at law or in equity or investigation by or before any Governmental Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Ancillary Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Parent Support Agreements, the Lock-Up Agreements, the Forfeiture Agreement, the Voting Agreement, the 2024 Bridge Financing Agreement and the 2024 Bridge Financing Note.

“Annual Financial Statements” has the meaning set forth in Section 4.7(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.23(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2023.

“Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Bridge Warrant” has the meaning set forth in the Recitals to this Agreement.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Consent” means each consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company Group.

“Company Expenses” means all fees, costs and expenses of the Company or any of its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby, including (i) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (ii) any and all filing fees payable by the Company or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby, (iii) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and (iv) such Parent Expenses and expenses of Sponsor described in Section 8.11.

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.21 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Group Articles of Incorporation” means, collectively, (i) the articles of incorporation of the Company, filed with SDAT on December 30, 2022, as amended by that certain Amendment to the Articles of Incorporation of the Company, filed with SDAT on August 7, 2024 and (ii) the articles of incorporation of each Company Subsidiary.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company Group or that the Company Group otherwise has a right to use or purports to have a right to use.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Company Stock Certificate” has the meaning set forth in Section 2.9.“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of March 6, 2024 by and between the Company and Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control”, “Controlled”, “Controlling” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder, including security incident reporting and notification requirements.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Effect” has the meaning set forth in in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Loeb & Loeb LLP.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Export Control Laws” has the meaning set forth in Section 4.23(a).

“Extension Proposal” has the meaning set forth in Section 8.9(a).

“Extension Proxy Statement” has the meaning set forth in Section 8.9(a).

“Extension Stockholders’ Meeting” has the meaning set forth in Section 8.9(c).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.14(a).

“Forfeiture Agreement” means that certain forfeiture agreement (substantially in the form attached hereto as Exhibit D) between Sponsor and the Company.

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, and (j) any agreement to incur any of the same. For the avoidance of the “Indebtedness”, with respect to the Company, shall not include the 2024 Bridge Financing Notes.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Intended Tax Treatment” has the meaning set forth in the recitals of this Agreement.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.23(a).

“IP Contracts” means, collectively, any and all Contracts to which the Company Group is a party or by which any of its properties or assets are bound, in any case under which the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company Group’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company Group’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of David Michery.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Hui Chen, Robert Labbe, Brandon Miller, Daniel McCabe and Qi Gong.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Leases” has the meaning set forth in Section 4.18(b).

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement(s)” means the agreement, substantially in the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock held by certain stockholders of Parent and received by certain of the Company Stockholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Stockholders and the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects resulting from any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company Group with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company Group; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Material Contracts” has the meaning set forth in Section 4.12(a). “Material Contracts” shall not include any Contracts that are also Plans or Leases.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means One Hundred Million Dollars ($100,000,000).

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, treating for such purposes any Company Preferred Stock on an as-converted to Company Common Stock basis.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“MGCL” has the meaning set forth in the Recitals to this Agreement.

“NASDAQ” means the Nasdaq Stock Market.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Governmental Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Common Stock” means, the common stock of Parent, par value $0.0001 per share.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7.

“Parent Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by the Company or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), Section 5.8 (Capitalization) and Section 5.10 (Trust Account).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” means the contemplated preferred stock of Parent to be authorized and issued immediately upon the Closing in accordance with the 2024 Bridge Financing.

“Parent Private Unit” means each unit issued to the Sponsor in a private placement at the time of the consummation of the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one (1) share of Parent Common Stock at a price of $11.50 per whole share, and (c) one right to receive one-tenth (1/10) of a share of Parent Common Stock upon the consummation of an initial business combination.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Right” means each right issued as part of a Parent Unit.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Securities” means, collectively, the Parent Units, Parent Private Units and the securities underlying such units.

“Parent Stockholder Approval” has the meaning set forth in Section 5.3.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Stockholders” means holders of Parent Securities.

“Parent Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one (1) share of Parent Common Stock at a price of $11.50 per whole share, and (c) one right to receive one-tenth (1/10) of a share of Parent Common Stock upon the consummation of an initial business combination.

“Parent Warrant” means each warrant issued as part of a Parent Unit.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 7.4.

“Per Share Merger Consideration Amount” means an amount equal to (a) the Merger Consideration, divided by (b) the number of Fully Diluted Company Shares.

“Permits” has the meaning set forth in Section 4.13.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked directly or indirectly, with a natural person, household, or his, her or its device; and (ii) any other data or information that constitutes personal data, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Privacy Policy” has the meaning set forth in Section 4.15(f).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prohibited Party” has the meaning set forth in Section 4.23(b).

“Prospectus” means the final prospectus of Parent, dated April 19, 2022.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit E.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 7.4.

“Required Parent Proposal” has the meaning set forth in Section 6.5(e).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.23(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Securities Act” means the Securities Act of 1933.

“Sites” has the meaning set forth in Section 4.15(f).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as internet web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Yotta Investment LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, escheat, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unaudited Financial Statements” has the meaning set forth in Section 4.7(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Voting Agreement” “means the voting agreement, in substantially a form mutually agreed upon by the parties.

“WARN Act” has the meaning set forth in Section 4.15(c).

“Year End Financials” has the meaning set forth in Section 7.4.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Governmental Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II
MERGER

2.1 Merger. Upon and subject to the terms and conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, (a) Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation under the MGCL (references to the Company for periods after the Effective Time shall include the Surviving Corporation), (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and (d) Parent shall change its name to “DriveiT Financial Auto Group, Inc.”.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with SDAT a articles of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the MGCL (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; bylaws.

(a) The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the MGCL, be amended and restated in its entirety as set forth in the exhibit to the Articles of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the MGCL.

(b) The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the current name of the Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.5 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.6 Directors and Officers of Surviving Corporation.

(a) Parent shall take or cause to be taken all actions as may be necessary or appropriate to ensure that as soon as practical following the Closing:

(i) Parent’s board of directors will consist of five (5) directors. The Company shall have the right to designate four (4) such directors to be elected by the stockholders of Parent at the Parent Stockholder Meeting, three (3) of whom shall qualify as “Independent Directors” under Nasdaq Rule 5605(a)(2). The Sponsor shall have the right to designate one (1) individual who shall be nominated by Parent’s board of directors for election as a director of Parent at the Parent Stockholder Meeting, and, at the Closing, the Company and Company Stockholders identified on Schedule 7.5 will enter into the Voting Agreement in which the Company and such Company Stockholders shall agree to the Sponsor’s continuous right to designate one (1) individual for nomination by the Parent’s board of directors for election as a director of Parent for a period of at least two (2) years following the Closing Date and to vote accordingly at any meeting of the Parent Stockholders.

(ii) The officers of the Surviving Corporation shall consist of the same persons serving as officers for the Company and such officers shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent and the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8 No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any party:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a), and any Dissenting Shares) shall, in accordance with the Company Articles of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Conversion Ratio.

(c) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Articles of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Conversion Ratio.

(d) Treatment of Treasury Stock. At the Effective Time, if there are any Company Capital Stock that are owned by the Company in treasury or by any direct or indirect Subsidiary of the Company, such Company Capital Stock shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Bridge Financing Notes. Contingent on and effective immediately prior to the Effective Time, the Bridge Financing Notes shall be (i) treated in accordance with the terms of the Bridge Financing Agreement governing such Bridge Financing Notes and (ii) converted into Parent Preferred Stock and Bridge Warrants. For the avoidance of doubt, the 2024 Bridge Financing Notes shall not be included in the allocation of the Merger Consideration.

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares of Company Capital Stock in accordance with Section 3-202 of the MGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 3-202 of the MGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 3-202 of the MGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 3-202 of the MGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 3.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 3.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet (as defined below) and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a consideration spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Consideration Spreadsheet:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the number of Fully Diluted Company Shares; and

(iii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares;

(D) for each Company Stockholder, its pro rata portion of the Merger Consideration Shares for its shares of Company Preferred Stock and Company Common Stock;

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet so long as such calculations were not made by Parent or Merger Sub and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this ARTICLE III.

(c) Nothing contained in this Section 3.5 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xvi); or (ii) alter or amend the definition of Per Share Merger Consideration Amount or Merger Consideration Shares.

3.6 Adjustment. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Capital Stock shall have been changed into a different number of shares, interests or a different class, by reason of any share dividend, capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Parent Common Stock or Company Capital Stock, as applicable, will be appropriately adjusted to provide to Company Stockholders and Parent Stockholders the same economic effect as contemplated by this Agreement prior to such event.

3.7 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger. Any holder of a share of Company Common Stock who would otherwise be entitled to receive a fraction of a share of a Parent Common Stock (after aggregating all fractional shares Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

3.8 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (or the equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group.

4.2 Authorization; No Subsidiaries.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, winding-up, reorganization or similar Laws affecting the rights of creditors generally, by general equitable principles and mandatory applicable Laws (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the board of directors of the Company, the board of directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of Persons holding more than fifty percent (50%) of the outstanding shares of Company Common Stock who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary under the Company Articles of Incorporation, the Company bylaws and Section 3-105 of the MGCL in order for the Company to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

(c) Except as set forth on Schedule 4.2(c), the Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority, except for (a) any filings, notices, approvals, waivers, consents, registrations, declarations, and expiration or termination applicable notice periods under the Antitrust Laws, and (b) the filing of the Articles of Merger with the SDAT pursuant to the MGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group Articles of Incorporation or the bylaws of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Section 4.3 of this Agreement, (c) except for the Contracts listed on Schedule 4.4 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Material Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Group Articles of Incorporation or bylaws of any member of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock, par value $0.001 per share, and 250,000,000 shares of Company Preferred Stock, par value $0.001 per share, of which 5,000,000 shares of Company Common Stock, 0 shares of Company Preferred Stock are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the MGCL, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.

(b) Except for the 2024 Bridge Financing Notes, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Financial Statements.

(a) The Company has delivered to Parent (a) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2023 including the notes thereto (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, as of June 30, 2024 (the “Unaudited Financial Statements” and, together with the Annual Financial Statement, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2023 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.7(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise.

(c) Except as set forth on Schedule 4.7(c), the Company Group does not have any Indebtedness.

4.8 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.9 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.10 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company Group.

(b) The Company Group has good, valid and marketable title in and to, or a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.10, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.11 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company’s rights, properties or assets or any Contract before any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. No Action has been brought or, to the Knowledge of the Company, threatened in writing against the Company Group by any Governmental Authority. There are no Actions pending by the Company Group against any other Person.

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $250,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company Group (A) which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets, properties or Company Capital Stock by the Company (other than (x) acquisitions or dispositions of assets and inventory in the ordinary course of business consistent with past practices and (y) assets no longer used in the Business, in each case, under which there are no material outstanding obligations of the Company Group), including any sale or disposition agreement that has been executed, but has not closed;

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which the Company Group is entitled to receive royalties thereunder;

(vii) Contract that materially limits or restricts, or purports to limit or restrict, the Company Group (or after the Closing, Parent or its Subsidiaries, including the Company Group) from engaging or competing in any line of business or material business activity in any jurisdiction or geographic area, or selling or providing any service or product or soliciting any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(viii) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Stockholder;

(ix) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company Group in an amount in excess of $250,000 annually or $500,000 over the life of the Contract (including pursuant to any joint venture);

(x) Contract under which the Company Group has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $250,000 individually or $500,000 in the aggregate;

(xi) Contract involving the settlement, conciliation or similar agreement of any Action or threatened Action involving payments (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate;

(xii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $250,000 per the terms of such contract;

(xiii) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xiv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xv) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by the Company Group thereunder (which breach or default would be or reasonably be expected to be material) or any other party to such Material Contract (which breach or default would be or reasonably be expected to be material) or permit termination or acceleration by the other party thereto, under such Material Contract. The Company Group has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Material Contract that provides for a continuing obligation by any party thereto to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company Group.

4.13 Licenses and Permits. Schedule 4.13 sets forth a true, complete and correct list of each license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Governmental Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company Group is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company Group involving any material Permit.

4.14 Compliance with Laws.

(a) The Company Group is not in violation in any material respect of any applicable Laws and Orders. Without limiting the generality of the foregoing, the Company Group is in compliance in all material respects with: (i) every Law applicable to the Company Group due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. The Company Group has not been threatened or charged in writing with or given written notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company Group is not under any active investigations with respect to any such Law.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.15 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company Group has a valid right to use the Company Licensed IP.

(b) Schedule 4.15(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; (iv) all social media handles constituting Company Owned IP, and (v) a general description of all material technical Trade Secrets constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group; and (D) any liens or security interests that apply.

(c) The operation of the Business as currently conducted does not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person. There have been no claims filed, served or threatened in writing against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person. There are no Actions pending that involving a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. No third Person, to the Knowledge of the Company, has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(d) The Company Group has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(e) Except as disclosed on Schedule 4.15(e), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company Group. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract.

(f) The Company has a privacy policy regarding the Processing of Personal Information in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this subsection (j), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group.

4.16 Employees; Employment Matters.

(a) Schedule 4.16(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2023.

(b) The Company Group is not a party to any collective bargaining agreement, and there is no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Governmental Authority relating to employees of the Company Group. The Company Group has been in compliance in all material respects with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(d) The Company Group is in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. No audits are currently being conducted or, to the Knowledge of the Company, are threatened to be conducted by any Governmental Authority with respect to applicable employment or labor Laws.

(e) To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such officer or key employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company Group, nor has the Company Group provided written notice of its present intention to terminate the employment of any of the foregoing.

(f) Each individual currently engaged by the Company Group as an independent contractor or consultant has been properly classified by the Company as an independent contractor, and the Company Group has not received any notice from any Governmental Authority or Person disputing such classification.

(g) The Company Group has not received any written notice of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group; nor is there any outstanding obligation for the Company under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened.

4.17 Employee Benefits.

(a) Schedule 4.17(a) sets forth a correct and complete list of all Plans.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company Group nor any ERISA Affiliate has withdrawn at any time from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company Group under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

4.18 Real Property.

(a) Except as set forth on Schedule 4.18, the Company Group does not own or has ever owned any Real Property.

(b) Set forth on Schedule 4.18(b), is a correct and complete list (with the address) of all premises currently leased or subleased or otherwise used or occupied by the Company Group (“Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Leases”), as well as current annual rent and term under the Leases. With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such Leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person.

4.19 Tax Matters. Except as set forth on Schedule 4.19

(a) The Company has (A) timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by, and all such filed Tax Returns are correct and complete; and (B) duly and timely paid or has duly and timely withheld and remitted all material Taxes that are required to be so paid or withheld and remitted by the Company Group;

(b) There are no Liens for material Taxes upon any assets of the Company Group, except for Permitted Liens;

(c) As of the date of this Agreement, there are no pending audits, examinations, investigations, or other proceedings in respect of material Taxes of the Company Group;

(d) The Company Group has not been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(e) The Company Group has not “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(f) The Company Group (A) is not a party to or is bound by any Tax Sharing Agreement or (B) has no liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law); and

(g) The Company Group is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity.

4.21 Finders’ Fees. Except as set forth on Schedule 4.21, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.22 Directors and Officers. Schedule 4.22 sets forth a true, correct and complete list of all directors and officers of the Company.

4.23 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since its inception, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.24 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.24, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

4.25 Related Party Transactions. Except as set forth in Schedule 4.25, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since the inception of the Company Group.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement (in respect of Holdco, as of the Holdco Signing Date) and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated herein and activities incidental thereto. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority except for (a) any filings, notices, approvals, waivers, consents, registrations, declarations, and expiration or termination applicable notice periods under the Antitrust Laws, (b) the filing of the Articles of Merger with SDAT pursuant to the MGCL.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The Company is solely responsible for the fees and expenses of such Persons.

5.7 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Merger Consideration Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Merger Consideration Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 3,944,835 shares of Parent Common Stock are issued and outstanding (including the shares of Parent Common Stock underlying the Parent Private Units and without giving effect to the Forfeiture Agreement). In addition, 11,813,500 Parent Warrants (including the Parent Warrants underlying the Parent Private Units) exercisable for 11,813,500 shares of Parent Common Stock are issued and outstanding. In addition, 1,184,350 Parent Rights are issued and outstanding (including the Parent Rights underlying the Parent Private Units), which entitle the holders thereof to 1,184,350 shares of Parent Common Stock. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Account. As of the date of this Agreement, Parent has at least $8,127,915.52 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of April 19, 2022, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since the closing of Parent’s IPO, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Common Stock, (i) the obligations of Parent to dissolve or liquidate pursuant to Parent’s amended and restated certificate of incorporation shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to Parent’s amended and restated certificate of incorporation to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no stockholder of Parent (other than the underwriters of the IPO or Governmental Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Parent Common Stock for redemption pursuant to Parent’s amended and restated certificate of incorporation (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation).

5.11 Listing. The Parent Units, Parent Common Stock, Parent Warrants and Parent Rights are listed on NASDAQ, with trading tickers “YOTAU,” “YOTA,” “YOTAW,” and “YOTAR,” respectively. Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding Parent Securities held by Parent’s public stockholders are registered pursuant to Section 12(b) of the Securities Exchange Act and listed for trading on the NASDAQ. As of the date hereof, there is no Action or investigation pending or, to the Knowledge of Parent, threatened against Parent by the NASDAQ or the SEC with respect to any intention by such entity to deregister Parent Securities or prohibit or terminate the listing of Parent Securities on the NASDAQ. Other than as contemplated by this Agreement, Parent has taken no action that is designed to terminate the registration of Parent Securities under the Securities Exchange Act. As of the date hereof, Parent has not received any written or, to the Knowledge of Parent, oral deficiency notice from NASDAQ relating to the continued listing requirements of Parent Securities.

5.12 Board Approval.

(a) Parent’s board of directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s board of directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each quarterly period of Parent beginning with the first quarterly period that Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(h) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Anti-Corruption Law Compliance.

(a) The Parent and its Representatives currently is and, has been, in compliance with applicable Laws related to (i) Anti-Corruption Laws, (ii) Sanctions Laws, (iii) Export Control Laws, (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) International Trade Control Laws.

(b) Neither Parent nor, to the Knowledge of Parent, any Representative of the Parent (acting on behalf of the Parent), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or a Prohibited Party; (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of Parent, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Parent, has not received written notice of, nor, to the Knowledge of Parent, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of Parent, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding

5.15 Affiliate Transactions. Except as set forth on Schedule 5.15 or as described in the Parent SEC Documents, there are no Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, director or indirect equityholder of Parent or Sponsor, or to the Knowledge of Parent, any immediate family member of any of the foregoing Persons, on the other hand.

5.16 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.18 Tax Matters.

(a) Parent and Merger Sub (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes that are required to be so paid or withheld and remitted by them;

(b) There are no Liens for Taxes upon any assets of Parent or Merger Sub;

(c) As of the date of this Agreement, there are no pending audits, examinations, investigations, or other proceedings in respect of Taxes of Parent or Merger Sub;

(d) Neither Parent nor Merger Sub have been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(e) Neither Parent nor Merger Sub has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(f) Neither Parent nor Merger Sub (A) is a party to or is bound by any Tax Sharing Agreement or (B) has any liability for the Taxes of any Person (other than Parent or Merger Sub) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law); and

(g) Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall permit to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $500,000 (individually or in the aggregate);

(iv) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(v) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vi) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(vii) Except in the case of the Company in connection with the 2024 Bridge Financing, (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $1,000,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $3,000,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(viii) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(ix) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(x) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xi) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xii) institute, settle or agree to settle any Action before any Governmental Authority, in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiii) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xiv) change its principal place of business or jurisdiction of organization;

(xv) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of shares of Parent Common Stock and Parent Securities held by its public stockholders, or as otherwise contemplated herein or in any Ancillary Agreement;

(xvi) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(xvii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xviii) solely in the case of the Company, other than as required by Law, by a Plan, or in the ordinary course of business (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for year-end annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xix) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xx) fail to duly observe and conform to any applicable Laws and Orders; or

(xxi) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company, Parent, or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from NASDAQ with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Stockholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC consulting reasonably and in good faith with the Company. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware, State of Maryland and the NASDAQ, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the amended and restated certificate of incorporation of Parent, in a form mutually agreed upon by the parties (the “Amended Parent Charter”); (iii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Stockholders in connection with the Merger under applicable exchange listing rules; (iv) approval of the Parent Equity Incentive Plan, (v) election of the members of the board of directors of Parent immediately after the Closing (the proposals set forth in the foregoing clauses (i) through (v), the “Required Parent Proposals”); (vi) adoption and approval of the amended and restated bylaws of Parent in form and substance as reasonably agreed upon by Parent and the Company; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s board of directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s board of directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s board of directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than 10 Business Days, and shall continue to use its reasonable best efforts to solicit from its stockholders proxies in favor of the Required Parent Proposals and the other Parent Proposals

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

6.9 Signing and Closing Press Releases. Parent and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement. Parent and the Company shall cooperate in good faith with respect to the prompt preparation of such press release, and, as promptly as practicable after the date hereof (but in any event within four (4) Business Days thereafter), Parent shall file with the SEC, with cooperation and following consultation from the Company, a Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date. Prior to the Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement. Concurrently with or promptly after the Closing, Parent shall issue such press release. Parent and the Company shall cooperate in good faith with respect to the preparation of such press release, and, at least five (5) days prior to the Closing, Parent shall prepare, with cooperation and consultation from the Company, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Parent shall file such Form 8-K with the SEC.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Security, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 4.4.

7.3 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s board of directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s board of directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s board of directors.

7.4 Additional Financial Information. As promptly as practicable after the date hereof, but in no event later than August 31, 2024, the Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2023 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Year End Financials”). Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than 20 days following the end of each month (the “Required Financial Statements” and, together with the Year End Financials, the “PCAOB Financial Statements”). The PCAOB Financial Statements delivered under this Section 7.4 shall be prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB and (ii) be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that the PCAOB Financial Statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP and the standards of the PCAOB, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Lock-Up Agreements. Prior to the Closing, the Company and Parent, as applicable, shall cause the Sponsor and those persons set forth on Schedule 7.5 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the shares of Parent Common Stock that such persons receive under this Agreement shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.6 Company Amended Charter. Prior to the Effective Time, subject to the Company Stockholder Approval, the Company shall amend the Company Articles of Incorporation in form and substance as reasonably agreed upon by Parent and the Company.

7.7 EarlyBirdCapital Finder’s Fees. Immediately after the Closing, the Company shall cause Parent to issue 100,000 shares of Parent Common Stock to EarlyBirdCapital for full satisfaction of, on behalf of Parent, all fees and expenses incurred by Parent in connection with the arrangement between Parent and EarlyBirdCapital.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Governmental Authorities prior to the Effective Time; (ii) avoid an Action by any Governmental Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of April 19, 2022, by and between Parent and Chardan Capital Markets, LLC and (b) enforce the terms of (i) the letter agreement, dated as of April 19, 2022, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of April 19, 2022, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Securities on NASDAQ. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Parent Securities, including the Merger Consideration Shares, to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters.

(a) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) Notwithstanding the foregoing provisions of this Section 8.6 or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger for the Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time of the Merger has or may have on any such reorganization status. Each of the parties acknowledge and agree that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

(e) In the event the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

8.7 Parent Equity Incentive Plan.

Prior to the Effective Time, Parent shall adopt a new equity incentive plan in a form mutually agreed upon by the Parties (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to between ten percent (10%) to twenty percent (20%) of the Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and the Parent.

8.8 2024 Bridge Financing.

(a) Immediately following the Closing, Parent agrees that it shall (i) subrogate and replace the Company as a party the 2024 Bridge Financing Agreement and assume all the Company’s and assume all of the Company’s obligations thereunder to consummate the 2024 Bridge Financing and (ii) file a certificate of designation, in the form provided by the Company to Parent in conjunction with the 2024 Bridge Financing Commitment, for the designation of certain shares of Parent Preferred Stock as “Series A Preferred Stock” and certain shares as “Series B Preferred Stock”, each such series of Parent Preferred Stock with the rights described in such certificate of designation.

(b) The Parent agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the consummation of the 2024 Bridge Financing, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements.

8.9 Extension of Time to Consummate a Business Combination.

(a) Parent has filed with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) seeking stockholder approval for a proposal to amend the Parent organizational documents in order to extend on a monthly basis the period of time Parent is afforded under its organizational documents to consummate an initial business combination for an additional fourteen (14) months from August 22, 2024 to October 22, 2025(the “Extension Proposal”). The Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) any amendment or supplement to the Extension Proxy Statement, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Parent Parties shall consider the comments of the Company in good faith. The Parent Parties, with the assistance and written approval of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Parent Parties will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Parent shall distribute the Extension Proxy Statement to Parent’s stockholders and (x) having, prior to effectiveness of the Registration Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with its organizational documents and the DGCL for a date no later than forty five days after such notice, subject to Parent’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from the Parent stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, and (z) shall provide its stockholders with the opportunity to elect to convert their Parent Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents. Parent may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of Parent Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. Parent agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then Parent shall continue until August 22, 2024 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by August 22, 2024, Parent may cease seeking to have the Extension Proposal approved.

(d) The Parent Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, Parent Parties and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to Parent stockholders, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that Parent’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent stockholders vote in favor of the adoption of the Extension Proposal.

(f) If the Extension Proposal is approved and the Parent is required to pay an additional amount or amounts into the Trust Account, Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (b) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement, as amended.

8.10 Section 16 Matters.

Parent shall, prior to the Effective Time, cause the Parent board of directors to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.11 Expenses. In the event the Closing occurs, the costs and expenses of Parent, Merger Sub and the Company in connection with this Agreement and the transactions contemplated hereby, including the Parent Expenses, shall be paid by the Company. In anticipation of the execution of this Agreement, the Company shall wired Four Hundred Thousand Dollars ($400,000) into the Parent’s operating account held at Signature/Flagstar Bank. Additionally, the Company wired One Million One Hundred Thousand Dollars ($1,100,000) into the Sponsor’s operating account. In the event the Closing does not take place, each of the Company and Parent shall be responsible for its own expenses. The costs and expenses incurred by Sponsor in connection with maintaining its ongoing public company responsibilities and reporting obligations shall by paid by the Company. Such expenses of Parent and Sponsor described above shall be considered Company Expenses.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) each consent, approval or authorization of any Governmental Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Governmental Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

(f) The Extension Proposal shall have been approved by Parent’s stockholders;

(g) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on NASDAQ.

(h) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(i) The parties shall have obtained the directors’ and officers’ liability insurance for Parent and the Company pursuant to Section 8.4(b).

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles of Incorporation, certified as of a recent date by the SDAT; (ii) the Company’s bylaws; (iii) copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the SDAT.

(g) Each of the Company and the Company Stockholder, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Stockholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have obtained each Company Consent set forth on Schedule 4.4.

(j) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(j), effective as of the Closing Date.

(k) The Company shall have used the Company’s available cash on the Closing Date to first pay all Company Expenses, Parent Expenses and expenses incurred by Sponsor pursuant to Section 8.11.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Amended Parent Charter, in a form mutually agreed upon by the parties, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the board of directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the board of directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the SDAT.

(i) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent board of directors shall have been appointed as set forth in Section 2.7(a).

(k) Parent’s (i) execution and delivery of all documents required to subrogate and replace the Company as a party to the 2024 Bridge Financing Agreement and assume all of the Company’s obligations thereunder, including under the 2024 Bridge Financing Notes and Bridge Warrants and (ii) filing of a certificate of designation, in the form provided by the Company to Parent in conjunction with the 2024 Bridge Financing Commitment.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred eight (8) month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the Outside Closing Date, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Governmental Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Jones Day LLP

555 South Flower Street, 50th Floor

Los Angeles, CA 90071-2300

Attn: Katherine Blair;
E-mail: kblair@jonesday.com;

with a copy (which shall not constitute notice) to:

Steven Wolberg
435 Dedham St., Unit E
Newton, MA 02459
E-mail: stevewolberg@gmail.com

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

if to Parent or Merger Sub (prior to the Closing):

Yotta Acquisition Corporation
651 N. Broad St.

Suite 206

Middletown, DE 19790
Attn: Hui Chen
E-mail: hui.chen@alum.cardozo.yu.edu

with a copy (which shall not constitute notice) to:

Cassi Olson
1185 Avenue of the Americas
Suite 301
New York, NY 10036
Attention: Cassi Olson
E-mail: cassi.olson@gmail.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.8 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.9 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.10 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.11 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.18, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.12 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.13 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company’s disclosure schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company’s disclosure schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company’s disclosure schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, the Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and the Merger Sub made available to the Company and the Company Stockholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by Parent’s disclosure schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by Parent’s disclosure schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by Parent’s disclosure schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition

(financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Stockholders or their respective Representatives or made available to the Company, the Company Stockholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of Parent.

11.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.18 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.18) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

YOTTA ACQUISITION CORPORATION

By:	/s/ Hui Chen
	Name:	Hui Chen
	Title:	Chief Executive Officer

Company:

DRIVEIT FINANCIAL AUTO GROUP, INC.

By:	/s/ David Michery
	Name:	David Michery
	Title:	Chairman of the Board

[Signature Page to Merger Agreement]

Merger Sub:

YOTTA MERGER SUB INC.

By:
Name:
Title:

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF COMPANY SUPPORT AGREEMENTS

[To be attached]

A-1

EXHIBIT B

FORM OF PARENT SUPPORT AGREEMENT

[To be attached]

B-1

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

[To be attached]

C-1

EXHIBIT D

FORM OF FORFEITURE AGREEMENT

[To be attached]

D-1

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[To be attached]

E-1

SCHEDULE 6.2(a)

EXCLUSIVITY

1. None.

Sch. 6-2a-1

SCHEDULE 7.5

LOCK-UP AGREEMENT PARTIES

1.	Yotta Investment, LLC

2.	Hui Chen

3.	Robert Labbe

4.	Bandon Miller

5.	Daniel McCabe

6.	Qi Gong

7.	David Michery

Sch. 7-5-1

SCHEDULE 9.1(b)

REQUIRED CONSENTS FROM GOVERNMENTAL AUTHORITIES

1. None

Sch. 9-1b-1